Exhibit 99.1

LIFECORE NAMES OFFICERS

Chaska, MN. March 11, 2004 — LIFECORE BIOMEDICAL, INC. (NASDAQ:LCBM) announced today that Larry Hiebert has been appointed Vice President of Operations and David Noel has been appointed Vice President of Finance and Chief Financial Officer.

“The promotions of Larry and Dave recognize their respective contributions to our company,” said Dennis J. Allingham, Lifecore’s President and CEO. “These actions strengthen our management team and enhance our ability to execute key operating objectives, while permitting us to focus upon the strategic development of our business.”

Mr. Hiebert has been the Director of Operations since 1996. He has held various manufacturing and materials management positions within the company since 1983.

Mr. Noel, a Certified Public Accountant, has served as the company’s Controller for the past two years. Prior to joining Lifecore, Noel held senior financial management positions. His background includes a broad range of experience in public accounting, manufacturing and medical products industries.

About Lifecore Biomedical

Lifecore Biomedical develops, manufactures, and markets biomaterials and medical devices for use in various surgical markets through two divisions, Hyaluronan Division and Oral Restorative Division. The Hyaluronan Division conducts its business through OEM and contract manufacturing alliances in the gynecologic, ophthalmic, orthopedic, and veterinary surgical fields. The Oral Restorative Division conducts its dental surgery business through direct sales and marketing in the United States, Germany, Italy, and Sweden, and through 23 distributors in 35 countries.

Forward-Looking Statements

Certain statements in this release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the statements regarding execution of key operating objectives and strategic development of the business. Such forward-looking statements involve numerous risks and uncertainties in the complex regulatory and competitive aspects of Lifecore’s business activity that could cause actual results to differ materially from those implied. Investors are strongly cautioned to review more detailed discussions of those risks presented in the Company’s filings with the Securities and Exchange Commission including Exhibit 99.1 to Lifecore’s annual report on Form 10-K for the fiscal year ending June 30, 2003.

Additional general corporate information is available on the internet at http://www.lifecore.com.
Contact 952-368-4300
Dennis J. Allingham, President and CEO

- END -